Exhibit 99.1

NEWS RELEASE

Comdisco Announces Fiscal 2015 First Quarter Financial Results

Rosemont, IL — February 13, 2015 - Comdisco Holding Company, Inc. (OTCQB: CDCO) and (OTCQB:  CDCOR) (“Comdisco”) today reported financial results for its fiscal first quarter ended December 31, 2014. Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002.  Under Comdisco’s First Amended Joint Plan of Reorganization (the “Plan”), Comdisco was charged with, and has been, liquidating its assets.  While there have been no changes either to the Plan, or Comdisco’s obligations under it, Comdisco adopted ASU 2013-07, Liquidation Basis of Accounting as of October 1, 2014 and accordingly, determined that liquidation was imminent.  Therefore, effective October 1, 2014, Comdisco applied the liquidation basis of accounting on a prospective basis.  The reporting will disclose Comdisco’s estimate of the value of the net assets available in liquidation for the Common Shareholders.  The liquidation basis of accounting requires the Company to estimate net cash flows from operations and to accrue all costs associated with implementing and completing the plan of liquidation and requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes.

As of the quarter ended December 31, 2014, there was approximately $53,859,000 in total assets, and approximately $25,875,000 in total liabilities resulting in net assets in liquidation of approximately $27,984,000. The net assets in liquidation as of the quarter ended December 31, 2014 would result in liquidating distributions of approximately $6.95 per common share, based on 4,028,951 shares of common stock outstanding on December 31, 2014.  This estimate of liquidating distributions includes projections of costs and expenses to be incurred during the time period estimated to complete the plan of liquidation.  There is inherent uncertainty with these projections, and they could change materially based on the timing of the completion of all the steps necessary for the liquidation.

During the period of October 1, 2014 through December 31, 2014, the Company’s estimated net assets in liquidation decreased by $174,000.  The primary reason for the decline in net assets was due to an increase in the estimated disposal costs of liquidation for the Company’s stored paper and electronic records.  Such paper and electronic records will continue to be stored and ultimately destroyed once the Company has completed its liquidation.

As a result of bankruptcy restructuring transactions, the adoption of fresh-start reporting, multiple asset sales, and the adoption of liquidation basis of accounting, Comdisco’s financial results are not comparable to those of its predecessor company, Comdisco, Inc.  Please refer to Comdisco’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on February 13, 2015 for complete financial statements and other important disclosures.

About Comdisco

Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company

COMDISCO HOLDING COMPANY, INC.  | 5600 N. RIVER ROAD #800 | ROSEMONT, ILLINOIS 60018

will cease operations.  The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.  Under the Plan, Comdisco was charged with, and has been, liquidating its assets. While there have been no changes either to the Plan, or Comdisco’s obligations under it, Comdisco adopted ASU 2013-07, Liquidation Basis of Accounting as of October 1, 2014 and accordingly, determined that liquidation was imminent.  Therefore, effective October 1, 2014, Comdisco applied the liquidation basis of accounting on a prospective basis, and, as such, the results of operations under liquidation basis of accounting are not comparable to the historical results under a going concern basis.

Safe Harbor

The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ‘‘expect,’’ ‘‘estimate,’’ and ‘‘anticipate’’ and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and Form 10-Q for the fiscal quarter ended December 31, 2014.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Deb Dompke
847-698-3000

pr@comdisco.com